Exhibit 3.10

LIMITED LIABILITY COMPANY AGREEMENT

OF

DAVOX INTERNATIONAL HOLDINGS LLC

This Limited Liability Company Agreement (this “Agreement”) of Davox International Holdings LLC, a Delaware limited liability company (the “Company”), dated as of August 23, 2007, is entered into by Aspect Software, Inc., a Delaware corporation, as the sole member of the Company (the “Member”).

The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is Davox International Holdings LLC (the “Company”).

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

3. Registered Office. The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

5. Member and Membership Interest. The name and the mailing address of the Member and its Membership Interest are identified on Exhibit A attached hereto.

6. Management.

(a) The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, passed by members under the laws of the State of Delaware. Notwithstanding any other provision of this Agreement, the Member is authorized to bind the Company and to execute and deliver any document on behalf of the Company without any vote or consent of any other person. The Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company and all other certificates (and any amendments and/or restatements hereof) required or permitted by the Act to be filed in the Office of the Secretary of State of the State of Delaware. The Member is hereby authorized to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

(b) The Member may, from time to time, designate one or more persons to be officers of the Company. The initial officers of the Company shall be Michael J. Provenzano, III as President and Jonathan M. Moulton as Secretary and Treasurer. No officer need be a resident of the State of Delaware or a member. Any officers so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular officers. Unless the Member otherwise decide, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Member. Each officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same individual. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Member whenever in its judgment the best interests of the Company shall be served thereby.

(c) The Member and each officer of the Company at any time and from time to time may engage in and own interests in other business ventures of any and every type and description, independently or with others (including ones in competition with the Company) with no obligation to offer to the Company the right to participate therein.

(d) Except as otherwise provided herein or in an agreement entered into by such person and the Company, no officer shall be liable to the Company or to the Member for any act or omission performed or omitted by such officer in its capacity as an officer pursuant to authority granted to such person by this Agreement; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such person’s gross negligence, willful misconduct or knowing violation of law or for any present or future breaches of any representations, warranties or covenants by such person or its affiliates contained herein or in the other agreements with the Company.

7. Indemnification.

(a) The Company hereby agrees to indemnify and hold harmless any person (each an “Indemnified Person”) to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such person (or one or more of such person’s affiliates) by reason of the fact that such person is or was a member, is or was serving as an officer of the Company or is or was serving at the request of the Company as an officer, director, principal, member, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided that (unless the officers otherwise consent) no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its affiliates’ gross negligence, willful misconduct or knowing violation of law or for any present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates contained herein or in the other agreements with the Company. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company. The corporation may, by action of the Member, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 7 shall be provided out of and to the extent of Company assets only and the Member shall have no personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity of the Company.

8. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member; (b) any time there are no members of the Company unless the Company is continued in accordance with the Act; or (c) the entry of a decree of judicial dissolution under Section 18-802

9. Additional Contributions. The Member is not required to make any additional capital contribution to the Company.

10. Allocations of Profits and Losses. The Company’s profits and losses shall be allocated as determined by the Member.

11. Distributions. Distributions shall be made at the time and in the aggregate amounts determined by the Member.

12. Certificates and Legends. The Company hereby irrevocably elects that all membership interests shall be securities governed by Article 8 of the Uniform Commercial Code. Each certificate evidencing membership interests shall bear the following legend: “The membership interests represented by this certificate are securities within the meaning of, and shall be governed by, Article 8 of the Uniform Commercial Code as adopted and in effect in the State of Delaware.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

13. Assignments. The Member may assign in whole or in part its limited liability company interest.

14. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member.

15. Liability of Members. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent required by the Act.

16. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the day first above-written.

MEMBER:

ASPECT SOFTWARE, INC.,
a Delaware corporation

By:	/s/ Jonathan M. Moulton
Jonathan M. Moulton
Senior Vice President,
General Counsel and Secretary

{Davox International Holdings LLC -	S-1
Limited Liability Company Agreement}

Exhibit A

Name	Membership Interest
Aspect Software, Inc. 300 Apollo Drive Chelmsford, MA 01824	100%